Exhibit 99.1

           Key Technology Reports Fiscal 2004 Second-Quarter Results

    WALLA WALLA, Wash.--(BUSINESS WIRE)--April 22, 2004--Key
Technology, Inc. (Nasdaq:KTEC) today announced sales and operating results for the second-quarter and six-month periods ended March 31, 2004.

    Operating Results

    Sales for the three-month period ended March 31, 2004, totaled $20.8 million, compared with $20.9 million in the same quarter last year. Net earnings for the second quarter were $1.1 million, or $0.22 per diluted share, compared with net earnings of $1.2 million, or $0.23 per diluted share, in the same period a year ago.
    Sales for the six months ended March 31, 2004, were $39.5 million, compared with $36.3 million for the comparable period in fiscal 2003. The Company reported net earnings for the fiscal 2004 six-month period of $1.6 million, or $0.31 per diluted share, compared with $1.4 million, or $0.28 per diluted share, for the six-month period in fiscal 2003.
    Gross profit for the second quarter of fiscal 2004 was $8.9 million, compared to $8.1 million in the corresponding period last year. As a percentage of sales, gross profit was 42.8%, compared to 38.8% in the second quarter of fiscal 2003. Product mix, which included strong sales in the parts and upgrades product lines, contributed to the increase in gross profit percentage in the second quarter compared to the prior-year period. For the 2004 six-month period, gross profit was $15.9 million, compared to $14.4 million for the same period of fiscal 2003, or 40.4% and 39.7% as a percentage of sales, respectively.
    Operating expenses for the quarter ended March 31, 2004, were $7.2 million, or 34.7% of sales, compared to $6.3 million, or 30.2% of sales, in the same quarter last year. Operating expenses for the six months ended March 31, 2004, were $13.6 million, or 34.3% of sales, compared to $12.1 million, or 33.4% of sales, for the corresponding period of fiscal 2003. Operating expenses for the second quarter included increased selling and marketing expenses and $220,000 for the implementation of Sarbanes-Oxley internal controls compliance. Additionally, the Company continues to invest in developing new products and markets.
    Kirk Morton, President and Chief Executive Officer, commented, "We are pleased with the quarter's margins and net earnings and are very pleased with the year-to-date results. The aftermarket portion of our business is very robust with revenues running 30% ahead of last year's year-to-date results, with improved margins over last year. We expect the aftermarket business to continue to be strong in the second half of the year."
    New orders received during the second quarter were $19.8 million, compared to $29.4 million in the same period last year. At the close of the March 2004 quarter, the Company's backlog was $18.7 million, compared to $27.2 million at the close of the corresponding period one year ago.
    "Despite the year-over-year decline in orders for the second quarter, we do not believe that this indicates a fundamental degradation in our markets or our competitive position. During the quarter, we experienced a sizable increase in quote volumes compared to last year. The quote volume is encouraging, and we believe the delayed order placements reflect our customers becoming more conservative as the year has progressed," said Morton.
    "We have customer commitments for a number of trial installations this summer that will allow us to prove the performance of newly developed products or of current products in new applications. Some of these placements could become orders this fiscal year pending successful performance and are important tests of future prospects for new revenues. In addition, the Company is finalizing plans to add sales and service offices in certain international markets, including China. We continue to believe that a local presence is critical to capitalizing on international opportunities, which are an important part of our growth strategy."

    Conference Call

    The Company's conference call for the March quarter can be heard live on the Internet at 1:30 p.m. Pacific Time on Thursday, April
22nd. To access the call, go to www.key.net/investor.cfm at least fifteen minutes prior to the call to download and install any necessary audio software.

    About Key Technology

    Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets. The Company's products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost. Key has manufacturing facilities in Washington, Oregon and the Netherlands, and worldwide sales and service coverage.

    This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address future financial and operating results.
    The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

    -- the effect of adverse economic conditions in markets served by the Company and the financial capacity of customers to purchase capital equipment;

    -- the ability to successfully complete and introduce new products to the market;

    -- the ability of new products to compete successfully in either existing or new markets;

    -- the effect of increased competition and advances in technology on our product pricing and customer capital spending;

    -- risks involved in expanding international operations and sales; and

    -- risks associated with adverse fluctuations in foreign currency exchange rates.

    For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Exhibit 99.1, "Forward-Looking Statement Risk and Uncertainty Factors," to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2003.

    Note: News releases and other information on Key Technology, Inc. can be accessed at www.key.net on the Internet.



                 Key Technology, Inc. and Subsidiaries
              Statement of Selected Operating Information
           (Unaudited, in thousands, except per-share data)

                                     Three Months       Six Months
                                    Ended March 31,   Ended March 31,
                                    ---------------   ---------------
                                     2004     2003     2004     2003
                                     ----     ----     ----     ----

Net sales                          $20,761  $20,927  $39,504  $36,322
Gross profit                         8,892    8,115   15,947   14,420
Operating expenses
    Selling and marketing            3,333    2,986    6,654    5,667
    Research and development         1,497    1,203    2,635    2,412
    General and administrative       2,042    1,796    3,613    3,382
    Amortization of intangibles        331      330      661      661
                                   -------- -------- -------- --------
Total operating expenses             7,203    6,315   13,563   12,122
Earnings from operations             1,695    1,802    2,390    2,300
Earnings before income taxes         1,656    1,747    2,427    2,082
Net earnings                         1,138    1,153    1,642    1,374
Net earnings per common share
                       - basic       $0.23    $0.24    $0.34    $0.29
                       - diluted     $0.22    $0.23    $0.31    $0.28
Weighted average common
     and common equivalent
     shares outstanding
                       - basic       4,897    4,770    4,858    4,769
                       - diluted     5,285    4,964    5,227    4,973


                 Key Technology, Inc. and Subsidiaries
                  Selected Balance Sheet Information
                       (Unaudited, in thousands)

                                                   March 31, Sept. 30,
                                                     2004      2003
                                                  --------- ---------
                                                     (in thousands)

Cash and cash equivalents                           $8,313    $6,442
Trade accounts receivable, net                      10,361     9,479
Inventories                                         13,961    13,968
Total current assets                                35,813    32,886
Property, plant and equipment, net                   5,482     5,503
Goodwill and other intangibles, net                 10,577    11,239
Total assets                                        52,741    51,215
Current portion of long-term debt and short-term
  borrowings                                         1,198     1,066
Total current liabilities                           14,490    15,660
Long-term debt, less current portion                 2,845     3,249
Mandatorily redeemable preferred stock and warrants  1,693     1,882
Shareholders' equity                                33,533    30,219


    CONTACT: Key Technology, Inc., Walla Walla
             Phyllis Best, 509-529-2161